Exhibit 99.1

   VaxGen Presents Data Supporting Efficacy of its Smallpox Vaccine Candidate

      BRISBANE, Calif. - May 26, 2004 - VaxGen, Inc. (Nasdaq: VXGNE) today presented results from two animal studies of the effectiveness of its attenuated smallpox vaccine candidate, LC16m8. In both rabbits and mice, a single dose of LC16m8 protected all animals against a lethal poxvirus challenge, and demonstrated efficacy equivalent to the currently licensed vaccine, Dryvax(R).

      Detailed results from these studies were presented today at the Seventh Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases (NFID) in Arlington, Virginia. LC16m8 is a live attenuated vaccinia vaccine that has been licensed for use in humans in Japan since 1980.

      "Beyond demonstrating in animals that a single dose of LC16m8 provides robust protection, these studies are significant for two reasons," said Lance K. Gordon, Ph.D., VaxGen's president and chief executive officer. "First, the mouse study shows that the vaccine protects against exposure to an aerosol of challenge virus, which closely models how smallpox could be delivered during a bioterrorist attack. Secondly, the rabbitpox model is important in that it allows us to test for the impact of modifying a gene called B5R, which is heavily involved in the disease process in rabbits, on the efficacy of LC16m8. The rabbit study clearly demonstrates the ability of LC16m8 to confer protection despite the fact that its B5R gene has been modified."

      LC16m8 Protects Mice Against Aerosolized Ectromelia Challenge

      In a study titled "The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Severe Ectromelia Aerosol Challenge" three groups of mice were vaccinated with LC16m8 (2 x 105 PFU), DryVax (2 x 105 PFU) or saline solution. They were subsequently challenged with aerosolized ectromelia, a mouse orthopoxvirus. All of the placebo mice became ill, with 9 of the 10 placebo mice dying. In contrast, all mice that received LC16m8 or DryVax survived.

      After vaccination but before challenge, animals vaccinated with LC16m8 had higher antibody titers compared to those vaccinated with DryVax and the difference was statistically significant (geometric mean titers of 3,020 vs. 1,454 as measured by ELISA, p< 0.001). Cyril Empig, Ph.D. of VaxGen, R. Mark Buller, Ph.D. Professor of Microbiology and Jill Schriewer, both of Saint Louis University were co-investigators of the study. The National Institute of Allergy and Infectious Diseases, a part of the National Institutes of Health, funded the study.

      LC16m8 Protects Rabbits Against Lethal Rabbitpox Challenge

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      A separate study titled "The Attenuated Vaccinia-Lister Vaccine LC16m8
Protects Rabbits from Lethal Rabbitpox Challenge" was funded by VaxGen and conducted by scientists at VaxGen, University of Florida, University of Pennsylvania and Vanderbilt University. In this study, three groups of 20 rabbits each were vaccinated with LC16m8, Dryvax or a placebo.

      Rabbits in each group were subsequently challenged with lethal doses (200 PFU or 1,000 PFU) of intradermal rabbitpox. All of the rabbits vaccinated with LC16m8 or DryVax survived, while all except for one of the placebo recipients died.

      Levels of neutralizing antibodies present in the rabbits following vaccination with LC16m8 or DryVax were also measured. In two of the three assays, the ELISA and IMV Neutralizing Assay, LC16m8 recipients had higher levels of neutralizing antibodies compared to DryVax recipients and these differences were statistically significant (p< 0.001).

      In the third assay, EEV Neutralization, antibody levels were equivalent in Dryvax and LC16m8 recipients (47% vs. 45% neutralization at day 28, p=0.756). Neutralizing antibodies are considered to be a measure of a vaccine's ability to confer protection.

      Cyril Empig, Ph.D. of VaxGen, Richard Moyer, Ph.D., Senior Associate Dean for Research Development and Professor, Department of Molecular Genetics and Microbiology at the University of Florida, Gainesville, Stuart Isaacs, M.D., Assistant Professor of Medicine at the University of Pennsylvania and Terence Dermody, M.D., Professor of Pediatrics and Microbiology and Immunology at Vanderbilt University conducted the study.

      About LC16m8

      VaxGen is developing LC16m8 in collaboration with the Chemo-Sero-Therapeutic Institute (Kaketsuken) of Japan. The company plans to begin a Phase I/II trial in humans later this year to study LC16m8's safety and ability to induce an immune response. VaxGen also intends to initiate a large-scale safety trial in the second half of 2004. Additional animal studies are also planned.

      LC16m8 is a next-generation, attenuated smallpox vaccine that is designed to have a better safety profile, yet be equally effective, compared to conventional smallpox vaccines. LC16m8 is produced in cell culture from vaccinia virus that has been attenuated, or modified, so that it can initiate an immune response without causing serious adverse side effects.

      LC16m8 has been licensed for use in Japan since 1980 and forms the basis for that country's smallpox vaccine stockpile. It is the only attenuated vaccine to be licensed for use in humans to prevent smallpox infection.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious

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diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox. VaxGen is also developing an anthrax monoclonal antibody through an alliance with AVANIR Pharmaceuticals. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

      NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of LC16m8, the ultimate safety and efficacy of LC16m8 and VaxGen's ability or intentions to sell the vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to
Item 1 of the company's Annual Report on Form 10-K filed by VaxGen in March 30, 2004 under the heading "Additional Business Risks" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Media Contact

Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
Office: 650-624-2304

Investor Contact

Lance Ignon
Vice President, Corporate Affairs
650-624-1041